Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 pertaining to the 2007 Flexible Stock Plan and the Amended and Restated 2007 Flexible Stock Plan of Cord Blood America, Inc. of our report dated April 14, 2008, relating to the consolidated financial statements of Cord Blood America, Inc., which report appears in the December 31, 2007 Annual Report on Form 10KSB/A of Cord Blood America, Inc.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

September 30 , 2008